EXHIBIT 99.1
TRIDENT MICROSYSTEMS REPORTS SELECTED FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2006
June quarter revenue grew 17% sequentially
September quarter revenue expected to be up 20% sequentially
Sunnyvale, Calif., -— July 26, 2006: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV technology for the consumer digital video marketplace today announced for the fourth fiscal quarter of 2006, ending June 30, 2006, the company achieved net revenues of $52,213,000, a sequential increase of 17% from the $44,743,000 reported in the March quarter and a 150% year over year increase from the $20,886,000 reported in the quarter ended June 30, 2005. The company announced net revenue for all of fiscal 2006 of $170,774,000, a year over year increase of 147% from the $69,011,000 reported for fiscal 2005.
The company’s cash and short term investments at June 30, 2006 totaled $152.3 million — an increase of $16.6 million over the comparable $135.7 million March 31, 2006 balance. This also represented an increase of $60.1 million over the comparable $92.2 million balance at June 30, 2005.
Accounts Receivable, net of an allowance for doubtful accounts and sales returns was $3.6 million as compared to $7.3 million at March 31, 2006 and $6.3 million at June 30, 2005.
Inventory increased to $15.0 million, from $6.6 million at March 31, 2006 and from $2.7 million at the end of the previous fiscal year. This increase is currently financed predominantly out of accounts payable and is primarily in response to requests from our customers that we carry more “buffer stock” of our newer products.
As previously discussed, a special committee of the company’s Board of Directors is currently conducting an independent investigation regarding the company’s practices in administering stock option grants. Although the investigation is not complete, and the review of these matters is continuing, the company has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past may have differed from the recorded grant dates of such awards. Accordingly, the company believes it will have to record additional non-cash charges for stock-based compensation expense, but is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions, or which periods, if any, would require restatement. Accordingly, the company is not providing detailed GAAP or Non-GAAP financial information for the quarter or fiscal year ended June 30, 2006.
The company intends to issue full results for the fiscal year ended June 30, 2006, and to file its Annual Report on Form 10-K for that period, together with any restated historical financial statements, if required, as soon as practicable after completion of the Special Committee review.
“We are pleased to report strong sequential revenue growth of 17% in the June quarter which was above our original guidance of 10-12%,” said Mr. Frank Lin, Trident’s Chairman and CEO. “We achieved these results at a time when many other competitors have been experiencing a slow-down or were otherwise not able to meet expected growth. We believe we have once again distinguished ourselves from our competition and that we have successfully aligned with the world’s market share leaders in LCDTV, namely, Sony, Samsung and Sharp, who contributed to our sequential growth,” continued Mr. Lin.
In this quarter, our mainstream SVP PX product continued to ramp and contributed more than 50% of our revenue volume. At the same time, many customers are getting ready to go into production with their high-end SVP LX full HD platform and/or SVP CX low-cost platform and we expect this will drive growth for us in the second half of the calendar year. On the development front, we are currently on track and will soon sample our 7th generation video processors SVP PXP/UX/WX with many top-tier OEM customers during this current quarter. These exciting products will further move our video quality even higher by including new features such as ME/MC (motion-estimation/motion-compensation) judder-free technology that greatly improves picture quality in fast motion scenes, an important feature demanded by the European market. On the HiDTV front, we have announced that another two OEM customers, Konka and Haier, have started shipping their HiDTV platforms for CRT HDTV and LCDTV HDTV. In addition, we are on track to deliver significant revenue with our first-generation HiDTV platform for calendar 2006. At the same time, we are promoting our second-generation HiDTV Pro product and have already secured several design-wins and generated the interest from many other customers who are in the middle of serious evaluation cycles. The product development of our third-generation HiDTV Pro CX chip is also on track to sample in the September quarter. Based on recent customer reaction, we are confident that our unique position of combining both established high-quality display technology and mature HD decoding technology will lead to significant design-wins among top-tier OEMs of our HiDTV SOC integrated solutions.
As the SVP-PX/LX/CX products continue to ramp into production and our customers continue to do well in the market, we now expect to generate approximately 20% sequential revenue growth in the September quarter.
Webcast, Teleconference and Taped Replay
The Company also announced that it will hold a conference call to discuss the earnings, which will be held on Wednesday, July 26, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders may participate in the call by calling 617-213-8059 passcode 23210407. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 5:00 p.m. Pacific Time July 26, 2006 until midnight Pacific Time August 2, 2006, and can be accessed by calling 888-286-8010 (domestic) or 617-801-6888 (international) and in either case using passcode 88723010.
Forward-Looking Information
This release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review of the Special Committee, appointed by the Board of Directors on May 26, 2006, of matters relating to the company’s stock option grants, changes to our results identified in the close of audit process, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the possibility that the company will not be able to timely file reports with the Securities and Exchange Commission; risks of litigation and of governmental investigations or proceedings arising out of or related to the company’s stock option grants or any restatement of the financial statements of the company; changes in trends in the DPTV industries, whether the Company is able to achieve timely product introductions, the failure to obtain design wins among major OEMs for the Company’s products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

For Press Releases:
Trident Microsystems, Inc.
John Edmunds
Chief Financial Officer
Tel: (408) 991-8800
Email: Investor@tridentmicro.com	Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.

	Three Months Ended			Twelve Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, unaudited)	2006	2006	2005	2006	2005

Revenues	$52,213	$44,743	$20,886	$170,774	$69,011

Condensed Consolidated Balance Sheet Items	June 30,	March 31,	June 30,
(in thousands, unaudited)	2006	2006	2005

Cash and cash equivalents	$102,662	$83,388	$37,598
Short-term investment — UMC	49,612	52,295	54,555

Total cash, cash equivalents and marketable securities	$152,274	$135,683	$92,153

Increase from prior quarter end	$16,591

Increase from prior year end	$60,121

Accounts receivable, net	$3,609	$7,325	$6,317

Inventories	$14,986	$6,635	$2,735